Exhibit 99.1

August 18, 2017

Gardner Denver Announces Credit Agreement Amendment and Expected Reduction in Borrowing Costs

Milwaukee, WI (August 18, 2017) – Gardner Denver Holdings Inc. (NYSE: GDI) announced that on August 17, 2017, it entered into an amendment to its existing credit agreement that repriced and extended its term loan facilities.

The amendment refinanced the previously existing senior secured U.S. dollar term loan facility with a replacement $1,285.5 million senior secured U.S. dollar term loan facility and the previously existing senior secured Euro term loan facility with a replacement €615.0 million senior secured Euro term loan facility. The amendment also lowered the interest rate applicable to both the U.S. dollar and Euro term loans.  The new applicable margin for loans under the new U.S. dollar term loan facility is 2.75% for LIBOR loans and 1.75% for base rate loans; and the new applicable margin for loans under the new Euro term loan facility is 3.00% for LIBOR loans. The amendment extended the maturity for both the U.S. dollar and Euro term loans to July 2024.

The company expects to realize an annualized interest expense savings of approximately $18 million based on the current principal balance outstanding and assuming LIBOR remains at its current rate.

The description of the amendment is only a summary, and is qualified in its entirety by reference to the complete amendment, a copy of which will be filed as an exhibit on Form 8-K with the SEC.

About Gardner Denver
Gardner Denver (NYSE: GDI) is a leading global provider of mission-critical flow control and compression equipment and associated aftermarket parts, consumables and services, which it sells across multiple attractive end-markets within the industrial, energy and medical industries. Its broad and complete range of compressor, pump, vacuum and blower products and services, along with its application expertise and over 155 years of engineering heritage, allows Gardner Denver to provide differentiated product and service offerings for its customers’ specific uses. Gardner Denver supports its customers through its global geographic footprint of 37 key manufacturing facilities, more than 30 complementary service and repair centers across six continents, and approximately 6,300 employees world-wide. For more news and information on Gardner Denver, please visit www.gardnerdenver.com.

Forward Looking Statements
This press release includes certain disclosures which contain “forward-looking statements.” You can identify forward-looking statements because they contain words such as “will,” “believes” and “expects.” Forward-looking statements are based on Gardner Denver’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our filings with the Securities and Exchange Commission, including our registration statement on Form S-1 and our most recently filed Form 10-Q, as amended from time to time, under the caption “Risk Factors.”

Contact
Gardner Denver Holdings, Inc.
Media & Investor Relations Contact
Vikram Kini
(414) 212-4753
vikram.kini@gardnerdenver.com